Mark D. Manion
Vice President Transportation Services and Mechanical
Norfolk Southern Corporation
Special Securities Analyst Meeting
Brosnan Forest, S.C.
February 27, 2003

Our Thoroughbred Operating Plan has brought increasing consistency to our transportation network. We are building a reputation for reliable transportation service, which we think will result in increasing growth as we proceed. While this alone is exciting, we've found the plan has had a big effect on cost reduction.

We set out on a course to rebuild the General Merchandise Network Plan two years ago understanding that reliability was key. We've put together an optimum plan with the aid of sophisticated computer systems and we've worked hard to operate right to the plan.

This new operating plan has been tightly built around anticipated traffic volumes and customer commitments. It is a plan that is efficient and allows for reliable and consistent execution. Train schedules are even tailored to day of the week volume fluctuations.

After having this plan fully in place for a year, we can report that our operations people have been very successful in not only adhering to the plan, but also continuing to ramp up the performance of our network. With frequent service to so many origin/destination pairs around our system, we are meeting our customers' needs better than ever. About 75% of our general merchandise customers enjoy a shorter transit time, and consistency is our mantra. Operations and Sales & Marketing were fully engaged in developing the plan. Likewise we're working closer than ever when it comes to implementing the plan and serving customers. This relationship between departments is proving to be a key ingredient as we work together to grow business.

We began building our new operating plan 1st Quarter 2001 and applied much science to the process. Our people concentrated on developing a plan that would move freight from origin to destination with as few stops, or handlings as we call them, as possible. We began rolling the plan out in phases starting in summer 2001 and completed the rollout in February 2002, when we opened the yard at Enola, complete with improvements, in Harrisburg, Pennsylvania. Throughout 2002 we have had opportunities to adjust the plan based on business conditions, as well as adjustments for greater efficiency. In the latter part of 2002, we moved TOP to a new level or what we call TOP II and began looking at rationalization of our yards that we will discuss later in the presentation.

As a result of our new operating plan, we have experienced improved metrics in a number of different areas. Our cars on line, since full implementation of TOP, has reduced to a steady state in the 185,000 to 190,000 car range. This represents an improvement of 6.6% over 2001. Reducing cars on line contributes to a more fluid network and helps drive increased train speed, as well as overall velocity of the network. These things all together have resulted in not only more consistent service, but also shorter transit times in many cases. The velocity improvements have also resulted in a marked improvement in our cost of equipment rents. We have improved approximately 14.4% over 2001 and this equates to about $62 million in savings. Our average train speed has improved 4.9% and our terminal dwell has improved 5.5%. Both of which contribute to improved velocity and better service to our customers.

As you can see, we are continuing to improve our train performance in our various business groups. General merchandise freight, for example, improved 17% to 83% on time; this is within a two-hour window. While we are not satisfied with our current performance, we are encouraged by continuing improvement and are driving to further improve performance throughout this year.

Our Thoroughbred Operating Plan has enabled the Control Center and Field Operations to schedule locomotive assignments to coincide with the operating plan. This has resulted in more locomotives being relayed from train to train, the elimination of unnecessary fueling events, the reduction in handling of locomotive consists and the reduction in the number of units serviced at each terminal. Bottom line, the locomotive plan provides a consistent road map for all to follow.

We have several objectives for TOP in 2003, which will help grow revenues as well as drive costs out of the system. A few minutes ago I mentioned TOP II. This is an initiative to reduce our yard operations where we find it smart to do so. By reducing yards, we not only capture those immediate savings, but also simplify and streamline the operation. Reducing yards results in traffic aggregating at fewer points, resulting in bigger blocks of traffic running to common destinations and more density on our core routes. We are working hard to break the 90% on time threshold for both on time departures and over the road transit time. Two important systems that we will depend on in 2003 are Operating Plan Adherence and Operating Plan Developer. Simply put, one is a system to measure shipment performance and the other is a means by which we can review real time traffic data. Debbie and Fred will go into more detail on these systems in their presentation.

We have been analyzing our entire network to determine which of our yards can be reduced or eliminated. Our computer systems play a key role in this analysis and allow us to observe how changes will impact other parts of the system. With modeling capability, we have been able to analyze what impact changes in various yards would have on the network. We also take into account the benefit of avoiding large near-term Maintenance of Way expenses at facilities we may be able to reduce or eliminate. As we reduce yards, we pay close attention to insure that we also reduce both car miles and car handlings. The yard rationalization process is coordinated closely with field operations, is reviewed in depth with the TOP Steering Committee and is finalized by senior management.

To give you a specific example, Conway Yard, which is our system hump yard in Pittsburgh was converted from a dual hump to a single hump in December of last year. This was a case where two humps were operating at less than maximum capacity, and we had an opportunity to improve our efficiency by putting all our traffic through one hump. With this change, we not only reduced our operating costs associated with one of the two humps, but we streamlined our network as well. As a result of this change, we had several positive effects. We reduced the number of classifications being made. We also improved the traffic flows by reducing car handlings and car miles through a redesigned train and blocking plan. We eliminated the need to cross yard cars from one hump to the other, resulting in a reduction of 300 rehandlings per day. We reduced manpower in all departments, including T&E Service, Yardmasters, Mechanical, Maintenance of Way and C&S. Additionally, we avoided capital improvement requirements that were imminent for Conway's eastbound hump.

Through the redesign of Conway into the network plan, we reduced car days by 266 per day, intermediate handlings by 233 and car miles by 14, 861 per day. Each of these resulting in an improved and more fluid operation.

At Knoxville we reduced what was a system hump to a local yard operation. As with Conway, this resulted in reduced car handlings and car miles through a redesign of traffic flows in TOP to further improve transit efficiencies in the central part of our system. By rescheduling 48% of the traffic handled at Knoxville, we were able to eliminate the hump operation and utilized existing capacity at our yards in Chattanooga, Tennessee and Sheffield, Alabama.

We continue to handle local customer traffic at Knoxville and have reduced our resources required to maintain a smaller scale operation. Knoxville is another case where we avoided capital expenses. In this case we avoided replacing car retarder systems and switches required in the hump operation.

The redesign of the traffic flows around Knoxville resulted in the elimination of 290 car days per day, 275 intermediate handlings and 14, 269 car miles per day.

During 2003 we will continue to pursue opportunities to size our network assets to enhance the efficiencies of the Thoroughbred Operating Plan. Additionally, we will identify train performance issues through root cause analysis to achieve consistent performance above 90%.